Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Unsecured Notes	$70,000,000.00	$7,490.00

  Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-123085 and were carried forward. The Registrant is offsetting the $7,490.00 registration fee with respect to the securities offered by means of this pricing supplement against those registration fees carried forward which have not yet been so utilized. No additional registration fee has been paid with respect to this offering.

PROSPECTUS	Pricing Supplement Number: 4455
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 19, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	October 19, 2006

Settlement Date (Original Issue Date):	October 24, 2006

Maturity Date:	October 6, 2010

Principal Amount:	US$70,000,000

Price to Public (Issue Price):	99.998%

Agents Commission:	0.200%

All-in Price:	99.798%

Accrued Interest:	$190,050.00

Net Proceeds to Issuer:	$70,048,650.00

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Coupon:	LIBOR plus 0.06%

Re-offer Spread (plus or minus):	Plus 0.06%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on each January 6, April 6, July 6 and October 6 of each year, commencing on January 6, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 424(b)(3)
Dated October 19, 2006
Registration Statement No. 333-132807

Initial Interest Rate:	5.37%

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

CUSIP:	36962GY24

ISIN:	N/A

Common Code:	027127762

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$750,000,000 principal amount of Floating Rate Notes due October 6, 2010 as described in the Issuers Pricing Supplement number 4447 dated October 3, 2006.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("the Underwriter"), as principal, at the Issue Price of 99.998% of the aggregate principal amount less an underwriting discount equal to 0.20%. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Spread referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 424(b)(3)
Dated October 19, 2006
Registration Statement No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended June 30,
2001	2002	2003	2004	2005	2006
1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT